Exhibit 10.1

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is dated as of September 4, 2014 between General Motors Company, a Delaware corporation (“GM”), and General Motors Financial Company, Inc., a Texas corporation (“GMF”).

RECITALS

A.	GMF is the wholly-owned captive finance subsidiary of GM.

B.	GMF and the GMF Subsidiaries (as defined below) support the sale of products manufactured by affiliates of GM by providing, among other things, wholesale, retail, and lease financing for the purchase and lease of those products.

C.	GMF is highly dependent on the capital markets to raise funds for its business.

D.	GMF’s ability to raise funds in the capital markets is highly dependent on its credit ratings, which, in turn, are dependent on the level of GMF’s equity capital, profitability, the quality of its assets, and its liquidity.

E.	It is important to the success of GM that GMF remains a viable finance company that can fund itself in the capital markets and continue supporting the sale of GM’s affiliates’ products.

F.	Towards maintaining the viability and creditworthiness of GMF, the parties desire to provide for certain agreements regarding transactions between them.

NOW, THEREFORE, for good and valuable consideration and the mutual agreements herein provided, the parties agree as follows:

1.	Affiliate Receivables shall be on arm’s-length terms. For purposes hereof, “Affiliate Receivables” means any advance, loan, extension of credit, or other financing from GMF or its wholly-owned subsidiaries (the “GMF Subsidiaries”) to GM or its wholly-owned subsidiaries whose assets are presented as Automotive in GM’s quarterly or annual report (Form 10-Q or Form 10-K) filed with the United States Securities and Exchange Commission (“Automotive Subsidiary”). GMF shall enforce, and cause the GMF Subsidiaries to enforce, all Affiliate Receivables in a commercially reasonable manner, and GM shall pay and cause its Automotive Subsidiaries to pay, Affiliate Receivables in accordance with their terms, as they may be modified by mutual agreement of the parties.

2.	GMF shall not, nor shall it permit any GMF Subsidiary to, guarantee any indebtedness of (other than Permitted Guarantees), or purchase any equity securities issued by, or make any other equity investment in, GM or any Automotive Subsidiary. In addition, GMF shall not, nor shall it permit any GMF Subsidiary to, purchase or finance any real property (other than Permitted Mortgages) or manufacturing equipment (including tooling) from or of GM or any Automotive Subsidiary. GM shall not, nor shall it permit any Automotive Subsidiary to, require GMF or any GMF Subsidiary, to enter into any of the transactions prohibited by this Section 2. For purposes hereof, “Permitted Guarantees” shall mean guarantees by GMF or GMF Subsidiaries of indebtedness of GM or Automotive Subsidiaries that are collateralized in full and guarantees that are not collateralized in full but which at any time do not exceed $500 million in the aggregate, and “Permitted Mortgages” shall mean financing by GMF or GMF Subsidiaries of real property of GM or Automotive Subsidiaries which at any time does not exceed $500 million in the aggregate.

3.

As used herein, “Earning Assets Leverage” means, as of the end of each calendar quarter and calendar year, GMF’s leverage ratio, calculated as Net Earning Assets divided by Adjusted Equity. “Net Earning Assets” means GMF’s finance receivables, net, and leased vehicles, net, and “Adjusted Equity” means GMF’s equity net of goodwill and inclusive of outstanding junior subordinated debt, as each may be adjusted for derivative accounting from time to time, and as reported in and calculated as set forth in GMF’s quarterly or annual report (Form 10-Q or Form 10-K) covering such calendar quarter or calendar year filed with the United States Securities and Exchange Commission.
a.	In the event that GMF’s Earning Assets Leverage as of the end of any calendar quarter or calendar year, beginning with the quarter ending September 30, 2014, is higher than the applicable ratio specified in Paragraph 3(b), then, upon demand by GMF, GM shall make or cause to be made funding to GMF in an amount sufficient to have caused such Earning Assets Leverage to have been equivalent to such ratio. Such funding, if required and demanded by GMF, will be made not later than 30 days after the filing by GMF of its Form 10-Q or Form 10-K, covering such calendar quarter or calendar year.
b.	If Net Earning Assets at the end of the calendar quarter or calendar year are:
i.	Less than $50 billion, then the Earning Assets Leverage ratio limit shall be 8.0 to 1;
ii.	Greater than or equal to $50 billion but less than $75 billion, then the Earning Assets Leverage ratio limit shall be 9.5 to 1;
iii.	Greater than or equal to $75 billion but less than $100 billion, then the Earning Assets Leverage ratio limit shall be 11.5 to 1; or
iv.	Greater than or equal to $100 billion, then the Earning Assets Leverage ratio limit shall be 12.0 to 1.
c.	Once a Net Earning Asset threshold specified in Paragraph 3(b) has been met, the respective Earning Assets Leverage ratio limit will remain in effect until a higher Net Earning Assets threshold has been achieved.

4.	So long as any unsecured debt securities (bonds, debentures, notes, commercial paper, or other investment securities) remain outstanding at GMF or any GMF Subsidiary for which GMF has entered into guarantee or credit support agreements, GM will, directly or indirectly, own all of the outstanding voting shares of GMF, unless required to dispose of any or all such shares pursuant to a court decree or order of any governmental authority which, in the opinion of counsel to GM, may not be successfully challenged.

5.	GM and GMF have agreed to the following provisions in an effort to ensure that GMF maintains adequate access to liquidity to support the sale of products manufactured by GM and/or its Automotive Subsidiaries:
a.	Subject to the terms set forth in the Junior Subordinated Revolving Credit Facility Agreement between General Motors Holdings LLC, a Delaware limited liability company and a wholly-owned subsidiary of GM (“GM Holdings”) and GMF dated as of September 4, 2014 (and as further amended, supplemented, modified, renewed or replaced from time to time, the “Junior Subordinated Credit Facility”), GM has agreed to directly, or through one or more of its subsidiaries, extend to GMF an unsecured line of credit which is subject and subordinate in all respects to GMF’s senior unsecured debt and its secured debt, and pari passu with GMF’s other junior subordinated debt. Unless otherwise defined herein, capitalized terms used in this Paragraph 5(a) have the meanings ascribed to them in the Junior Subordinated Credit Facility.
i.	During the term of this Agreement, GMF may draw up to the Total Commitment Amount in accordance with the terms of the Junior Subordinated Credit Facility.
ii.	During the term of this Agreement, GM agrees that the Total Commitment Amount shall be maintained at a minimum of $1,000,000,000.

b.	GM has agreed to designate, or cause to be designated, GMF as a Subsidiary Borrower under its Revolving Credit Agreements dated as of November 5, 2012 among GM Holdings, the Subsidiary Borrowers from time to time parties thereto, the lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents party thereto (the “Credit Agreements”). Unless otherwise defined herein, capitalized terms used in this Paragraph 5(b) have the meanings ascribed to them in the Credit Agreements.

i.	Subject to the terms and conditions of the Credit Agreements, the lenders have agreed that GMF may borrow up to $4,000,000,000 (the “Maximum Amount”).
ii.	Until the termination date of the Credit Agreements, GM shall use commercially reasonable efforts to ensure that GMF will continue to be designated a Subsidiary Borrower and that the Maximum Amount will be maintained under any amendment, modification, or renewal.
iii.	GM may take any action with regard to the Credit Agreements (e.g., amendment, modification, renewal, replacement, or cancellation), that it shall determine, in consultation with GMF, to be necessary or desired for GM and all of its subsidiaries.

6.	GMF shall, and shall cause each GMF Subsidiary to, conduct its business, including its finance and lease business, in a prudent and commercially reasonable manner, including maintaining and adhering to credit risk underwriting standards for finance and lease receivables and residual value assumptions for lease receivables it acquires or originates that are consistent with industry standards. GM shall not, nor shall it permit any Automotive Subsidiary to, require GMF or any GMF Subsidiary to accept credit or residual risk beyond what it would be willing to accept acting in a prudent and commercially reasonable manner. For avoidance of doubt, acquisition, or origination of finance or lease receivables having terms that are not market-based shall be considered to be prudent and commercially reasonable if subsidies (in the form of interest rate subvention payments, guarantees, residual risk sharing arrangements, or otherwise) are provided by GM or an Automotive Subsidiary in an amount intended to enable GMF or a GMF Subsidiary, as the case may be, to receive the economic benefits of such receivables as if they had been acquired or originated on market-based terms. Notwithstanding the foregoing, in recognition of GM and/or its Automotive Subsidiaries using GMF as the preferred provider of financial services for special retail and lease programs to support the sale of products manufactured by GM’s Automotive Subsidiaries, it is understood that it would be commercially reasonable and prudent for GMF to accept, to a limited extent, higher levels of credit risk than it might otherwise accept in order to continue as the preferred provider of financial services to GM and/or its Automotive Subsidiaries with respect to such programs.

7.	GM and GMF agree that (a) GMF shall at all times maintain its books, records, financial statements, and bank accounts separate from those of GM and any Automotive Subsidiary; (b) GMF shall maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain, or identify its assets from those of GM and any Automotive Subsidiary; (c) the funds and other assets of GMF shall not be commingled with those of GM or any Automotive Subsidiary; (d) GMF shall at all times hold itself out as a legal entity separate and distinct from GM and any Automotive Subsidiary; and (e) they otherwise will take such reasonable and customary action so that GMF will not be consolidated with GM or any Automotive Subsidiary in any case or other proceeding seeking liquidation, reorganization, or other relief with respect to GM or any Automotive Subsidiary or its debts under any bankruptcy, insolvency, or other similar law.

8.	In the event that GM or any of its subsidiaries engages in a corporate transaction that causes the Pension Benefit Guaranty Corporation (“PBGC”) to threaten to terminate the pension plans sponsored by GM or any of its subsidiaries, GM shall, or shall cause any of its subsidiaries to, seek to negotiate a settlement with the PBGC to avoid an involuntary plan termination. In connection with such negotiated settlement, GM shall endeavor to prevent the granting to the PBGC of a security interest in the assets of GMF that has priority over the claims of unsecured creditors of GMF.

9.	All determinations to be made under this Agreement shall be made in accordance with, or with reference to financial statements prepared in accordance with, United States generally accepted accounting principles. For purposes of this Agreement, the term “lease receivables” shall mean “leased vehicles, net” as stated on or reflected in GMF’s consolidated financial statements.

10.	During the term of this Agreement, GMF shall continue to make inventory and capital financing generally available to dealers of vehicles manufactured or sold by GM or its Automotive Subsidiaries and shall continue to make retail and lease financing generally available to such dealers’ customers to substantially the same extent that GMF has historically made such financial services available, so long as providing such financial services to such an extent would not result in a breach of any of the foregoing provisions. Nothing herein precludes GMF from providing or continuing to provide financial services to automotive manufacturers other than GM’s Automotive Subsidiaries or from providing insurance or other automotive financial services in the ordinary course of business.

11.	This Agreement shall be construed and interpreted in accordance with, and governed by, the laws of the State of New York, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

12.	This Agreement shall terminate on the Termination Date, which shall initially be September 4, 2019 (the “Initial Term”). On September 4, 2015, and on each September 4 thereafter during the term of this Agreement, the Termination Date shall be extended automatically for an additional one-year period (ending on the September 4 next following the then-current Termination Date) unless either party shall have given the other party written notice during the ninety (90) days immediately preceding such September 4, specifying its election not to extend the Termination Date beyond the then-current Termination Date and that the term of this Agreement shall, therefore, expire on such then-current Termination Date.

13.	No person other than GM and GMF, and their permitted successors and assigns, shall have any right to enforce any term of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

GENERAL MOTORS COMPANY		GENERAL MOTORS FINANCIAL COMPANY, INC.

By:	/s/ Charles K. Stevens III	By:	/s/ Daniel E. Berce
Name: Charles K. Stevens III		Name: Daniel E. Berce
Title: EVP and Chief Financial Officer		Title: President and Chief Executive Officer

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